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                                 CODE OF ETHICS

While affirming its confidence in the integrity and good faith of all its employees, officers and directors, Citizens Bank (the "Adviser") recognizes that the knowledge of present or future portfolio transactions and, in certain instances, the power to influence portfolio transactions made by or for its Advisory Clients which may be possessed by certain of its personnel could place such individuals, if they engage in personal transactions in securities which are eligible for investment by Advisory Clients, in a position where their personal interest may conflict with the interests of the Advisory Clients.

In view of the foregoing and of the provisions of Rule 17j-1(b)(1) under the Investment Company Act of 1940 (the "1940 Act"), the Adviser has determined to adopt this Code of Ethics to specify and prohibit certain types of transactions deemed to create conflicts of interest (or at least the potential for or the appearance of such a conflict), and to establish reporting requirements and enforcement procedures.

I.    STATEMENT OF GENERAL PRINCIPLES.

In recognition of the trust and confidence placed in the Adviser by its Advisory Clients and to give effect to the Adviser's belief that its operations should be directed to the benefit of its Advisory Clients, the Adviser hereby adopts the following general principles to guide the actions of its employees, officers and directors:

      (1) The interests of the Advisory Clients are paramount, and all of the Adviser's personnel must conduct themselves and their operations to give maximum effect to this tenet by assiduously placing the interests of the Advisory Clients before their own.

      (2) All personal transactions in securities by the Adviser's personnel must be accomplished so as to avoid even the appearance of a conflict of interest on the part of such personnel with the interest of any Advisory Client.

      (3) All of the Adviser's personnel must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with respect to an Advisory Client, or that otherwise bring into question the person's independence or judgment.

II.   DEFINITIONS.

      (1) "Access Person" shall mean (i) each director or officer of the Adviser, (ii) each employee of the Adviser (or of any company in a control relationship to the Adviser) and (iii) any natural person in a control relationship to the Adviser, BUT ONLY WHERE such person also (iv) makes any recommendation, participates in the determination of which recommendation shall be made, or whose principal function or duties relate to

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            the determination of which recommendation shall be made by the
            Adviser with respect of the purchase or sale of a Security by an Advisory Client, or (v) where such person, in connection with his or her duties, obtains any information concerning securities recommendations being made by the Adviser to an Advisory Client. The term "Access Person" shall not include any of the persons described in subparagraph (i) through (iii) above UNLESS such persons also engage in the activities or perform the duties that are described in subparagraphs (iv) and (v) above.

      (2) "Advisory Client" means the portfolios comprising the Golden Oak Family of Funds.

      (3) "Beneficial Ownership" of a Security is to be determined in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934. This means that a person should generally consider him or herself the beneficial owner of any securities in which he or she has a direct or indirect pecuniary interest. In addition, a person should consider him or herself the beneficial owner of securities held by his or her spouse, minor children, a relative who shares his or her home, or other persons by reason of any contract, arrangement, understanding or relationship that provides him or her with sole or shared voting or investment power.

      (4) "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act. Section 2(a)(9) provides that "control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company's outstanding voting securities is presumed to give the holder thereof control over the company. Such presumption may be countered by the facts and circumstances of a given situation.

      (5) "Fund" means an investment company registered under the 1940 Act for which the Adviser acts as adviser or sub-adviser.

      (6) "Investment Personnel" means all Access Persons who, with respect to an Advisory Client, occupy the position of account or portfolio manager (or who serve on an investment committee that carries out the investment management function), all Access Persons who provide or supply information and/or advice to any such manager (or committee), or who execute or help execute any such manager's (or committee's) decisions, and all Access Persons who, in connection with their regular functions, obtain contemporaneous information regarding the purchase or sale of a Security by or for an Advisory Client.

      (7) "Purchase or sale of a Security" includes, among other things, the writing of an option to purchase or sell a Security.

      (8) "Security" shall have the same meaning as that set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include securities issued by the Government of the


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            United States or an agency thereof, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end mutual funds.

      (9) A "Security held or to be acquired" by an Advisory Client means any Security which, within the most recent 15 days, (i) is or has been held by an Advisory Client or (ii) is being or has been considered by the Adviser for purchase by an Advisory Client.

      (10) A Security is "being purchased or sold" by an Advisory Client from the time when a purchase or sale program has been communicated to the person who places the buy and sell order for an Advisory Client until the time when such program has been fully completed or terminated.

      (11)  The designated "Review Officer" shall be the Trust Compliance
            Officer.

III.  PROHIBITED PURCHASES AND SALES OF SECURITIES.

      (1) No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by any Advisory Client

            (A) employ any device, scheme or artifice to defraud such Advisory Client;

            (B) make to such Advisory Client any untrue statement of a material fact or omit to state to such Advisory Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

            (C) engage in any act, practice or course of business which would operate as a fraud or deceit upon such Advisory Client; or

            (D) engage in any manipulative practice with respect to such Advisory Client.

      (2) Subject to Sections IV(3) and IV(4) of this Code, no Access Person shall purchase or sell, directly or indirectly, any Security in which he or she had or by reason of such transaction acquired any Beneficial Ownership, within 24 hours (7 days, in the case of Investment Personnel) before or after the time that the same (or a related) Security is being purchased or sold by any Advisory Client. Any profits realized on trades within these proscribed periods will be disgorged.

      (3) No Investment Personnel may acquire securities as part of an initial public offering.

      (4) No Access Person shall purchase a Security offered in a private placement without the specific, prior written approval of the Adviser's designated Review Officer.


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      (5)   No Access Person shall profit from the purchase and sale, or sale and purchase, of the same (or equivalent) Security within a 60-day period. Profit due to any such short-term trades will be disgorged. Exceptions to this policy are permitted only with the approval of the General Auditor of the Adviser and then only in an emergency or extraordinary circumstances.

IV.   PRE-CLEARANCE OF TRANSACTIONS.

      (1) Except as provided in Section IV(3), each Access Person must pre-clear each proposed transaction in Securities with the Review Officer prior to proceeding with the transaction. No transaction in Securities shall be effected without the prior written approval of the Review Officer. In determining whether to grant such clearance, the Review Officer shall refer to Section IV(4), below.

      (2) In determining whether to grant approval for the purchase of a Security offered in a private placement, the Review Officer shall take into account, among other factors, whether the investment opportunity should be reserved for an Advisory Client, and whether the opportunity is being offered to the Access Person by virtue of his or her position with the Adviser.

      (3) The requirements of Section IV(1) shall not apply to the following transactions:

            (A) Purchases or sales over which the Access Person has no direct or indirect influence or control.

            (B) Purchases or sales which are non-volitional on the part of either the Access Person, including purchases or sales upon exercise of puts or calls written by the Access Person and sales from a margin account pursuant to a BONA FIDE margin call.

            (C) Purchases that are part of an automatic dividend reinvestment plan.

            (D) Purchases effected upon the exercise of rights issued by an issuer PRO RATA to all holders of a class of its Securities, to the extent such rights were acquired from such issuer

      (4) The following transactions shall be entitled to clearance from the Review Officer:


            (A) Transactions which appear upon reasonable inquiry and investigation to present no reasonable likelihood of harm to any Advisory Client and which are otherwise in accordance with Rule 17j-1. Such transactions would normally include purchases or sales of up to 1,000 shares of a Security which


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                  is being considered for purchase or sale by an Advisory Client
                  (but not then being purchased or sold) if the issuer has a market capitalization of over $1 billion.

            (B) Purchases or sales of securities which are not eligible for purchase or sale by any Advisory Client as determined by reference to the Act and blue sky laws and regulations thereunder, the investment objectives and policies and investment restrictions of an Advisory Client or undertakings made to regulatory authorities.

V.    ADDITIONAL RESTRICTIONS AND REQUIREMENTS.

      (1) No Access Person shall accept or receive any gift of more than DE MINIMS value from any person or entity that does business with or on behalf of the Adviser or an Advisory Client.

      (2) No Investment Personnel shall accept a position as a director, trustee or general partner of a publicly-traded company or partnership unless the acceptance of such position has been approved by the General Auditor of the Adviser as consistent with the interests of the Advisory Clients.

      (3) Each Access Person must direct each brokerage firm or bank at which such person maintains a securities account to promptly send duplicate copies of such person's statement to the Review Officer. Compliance with this provision can be effected by the Access Person providing duplicate copies of all such statements directly to the Review Officer within two business days of receipt by the Access Person.

      (4) Each Access Person must provide to the Review Officer an annual update to the complete listing of all securities owned by such person to the Review Officer as of January 31 of each subsequent year. The initial listing of a person first becoming an Access Person must be submitted within 10 days of the date upon which such person first became an Access Person of the Adviser.

VI.   REPORTING OBLIGATION.

      (1) The Adviser shall create and thereafter maintain a list of all Access Persons.



      (2) Each Access Person shall report all transactions in Securities, in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership. Reports shall be filed with the Review Officer each quarter. The Review Officer shall submit confidential quarterly reports with respect to his or her own personal securities


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            transactions to an officer designated to receive his or her reports
            ("Alternate Review Officer"), who shall act in all respects in the manner prescribed for the Review Officer.

      (3) Every report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

            (A) The date of the transaction, the title and the number of shares and the principal amount of each security involved;

            (B) The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

            (C)   The price at which the transaction was effected;

            (D) The name of the broker, dealer or bank with or through whom the transaction was effected; and

            (E)   The date the report was signed.

      (4) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

      (5) Every Access Person shall report the name of any publicly-traded company (or any company anticipating a public offering of its equity securities) and the total number of its shares beneficially owned by him or her if such total ownership is more than 1/2 of 1% of the company's outstanding shares.

      (6) Every Access Person who owns Securities acquired in a private placement shall disclose such ownership to Review Officer if such person is involved in any subsequent consideration of an investment in the issuer by an Advisory Client. The Adviser's decision to recommend the purchase of such issuer's Securities to any Advisory Client will be subject to independent review by Investment Personnel with no personal interest in the issuer.

      (7) In the event no reportable transactions occurred during the quarter, the report should be so noted and returned signed and dated.

      (8)   Every Access Person shall certify annually that he or she:

            (A)   has read and understands this Code;


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            (B)   recognizes that he or she is subject to the Code;

            (C)   has complied with the Code; and

            (D) has disclosed and reported all personal securities transactions required to be disclosed or reported.

VII.  REVIEW AND ENFORCEMENT.

      (1) The Review Officer shall compare all reported personal securities transactions with completed portfolio transactions of the Access Persons and a list of securities being considered for purchase or sale by the Adviser to determine whether a violation of this Code may have occurred. Before making any determination that a violation has been committed by any person, the Review Officer shall give such person an opportunity to supply additional explanatory material.

      (2) If the Review Officer determines that a violation of this Code may have occurred, he or she shall submit his or her written determination, together with the confidential monthly report and any additional explanatory material provided by the individual, to the Senior Officer in charge of the Golden Oak Family of Funds, who shall make a determination in conjunction with the General Auditor of the Adviser if a violation has occurred.

      (3) If a violation has occurred, the Senior Officer in charge of the Golden Oak Family of Funds in conjunction with the Human Resource Director and the Chief Executive Officer of the Adviser, shall impose upon the individual such sanctions as they may deem appropriate. Violations will be dealt with according to established disciplinary policies up to and including termination.

      (4) No person shall participate in a determination of whether he or she has personally committed a violation of this Code or of the imposition of any sanction against him or herself.

VIII. RECORDS.

The Adviser shall maintain records in the manner and to the extent set forth below, which records shall be available for examination by representatives of the Securities and Exchange Commission.

      (1) A copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

      (2) A record of any violation of this Code, and of any action taken as a result of such


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            violation, shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

      (3) A copy of each report made by an Access Person pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

      (4) A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

IX.   MISCELLANEOUS.

      (1) All reports of securities transactions and any other information filed with the Adviser pursuant to this Code shall be treated as confidential.

      (2) The Adviser may from time to time adopt such interpretations of this Code as it deems appropriate.

      (3) The Senior Officer in charge of the Golden Oak Family of Funds of the Adviser shall report to the Adviser and to the Board of Trustees of each Advisory Client at least annually as to the operation of this Code and shall address in any such report the need (if any) for further changes or modifications to this Code.




Adopted this ______ day
of ____________, 20__.


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